EXHIBIT 11

                         THE BEAR STEARNS COMPANIES INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

                                                                   Three Months Ended                     Six Months Ended
                                                              -----------------------------        -----------------------------
                                                              May 25, 2001     May 26, 2000        May 25, 2001     May 26, 2000
                                                              ------------     ------------        ------------     ------------
                                                         (In thousands, except per share data) (In thousands, except per share data)
Weighted average common shares outstanding:
      Average common shares outstanding                          104,817          111,153             106,549          113,748
      Average common shares issuable assuming
        conversion of fully vested CAP Units                      40,069           40,792              40,069           40,792
      Average common shares issuable under employee
        benefit plans                                                570              502                 547              503
                                                               ---------        ---------           ---------        ---------
Total weighted average common shares outstanding (basic)         145,456          152,447             147,165          155,043
Effect of dilutive securities:
   Restricted units                                                8,839                                8,813

   Employee stock options                                            531              177                 771              110
                                                               ---------        ---------           ---------        ---------
Total weighted average common shares outstanding and
   dilutive potential common shares                              154,826          152,624             156,749          155,153
                                                               =========        =========           =========        =========
Net income                                                     $ 169,493        $ 118,377           $ 329,174        $ 396,558
Preferred stock dividends                                         (9,778)          (9,778)            (19,556)         (19,556)
Income adjustment (net of tax) applicable to deferred
   compensation arrangements                                      23,331            8,485              40,972           37,361
                                                               ---------        ---------           ---------        ---------
Net earnings available to common shareholders                  $ 183,046        $ 117,084           $ 350,590        $ 414,363
                                                               =========        =========           =========        =========
Basic earnings per share                                       $    1.23        $    0.77           $    2.34        $    2.67
                                                               =========        =========           =========        =========
Diluted earnings per share                                     $    1.18        $    0.77           $    2.24        $    2.67
                                                               =========        =========           =========        =========

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